Exhibit 99.1

 FOR IMMEDIATE RELEASE

Wescorp Reduces $2 million in Expenses
Company continues to make headway in its expense management

CALGARY, Alberta
(Thursday December 10, 2009) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that in the first nine months of operations ending on September 30, 2009, as compared to the same period for fiscal 2008, Wescorp reduced its operating expenses by approximately $2.0 million. The areas of cost reductions include: headcount, wages and benefits, consulting fees, R&D cost, office expenses, advertising and investor relations expenses, travel expenses, legal and accounting fees, and interest, finance and bank charges. In conjunction with implementing significant cost reductions, during the period from September 30, 2008 to September 30, 2009, Wescorp reduced its total debt obligations primarily as a result of conversion of a portion of its debt to equity.

"We continue to focus on expense reductions and are strategically aligning our business on the water and solids remediation opportunities," commented Doug Biles, CEO and President of Wescorp. "The business of remediating produced water and hydrocarbonladen solids offers the possibility of rapid growth for Wescorp. The oil and gas industry is striving to decrease operational costs and reduce its environmental footprint. We are able to help with both. Although the past year has been challenging, Wescorp has been successful by reducing its operational costs by approximately $2 million, reducing its overall debt obligations by approximately $2.2 million, and entering into a letter of intent with Cancen Oil Canada Corporation, which anticipates Cancen's funding the construction of all of the remediation units to be used on its sites."

Wescorp Energy’s Remediation Technology

H2Omaxx is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water using patented technology. Test results on the H2Omaxx unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million oil, allowing oil and gas operators to reduce, reuse, and recycle water. The HCXT solids remediation unit is a commercially proven, safe, effective and economical process for the extraction and cleaning of hydrocarbon-laden sediments and solids. The technology uses biodegradable chemicals to separate heavy oil from solids, including drilling cuttings and fine sands and clays from oil sand production.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:
Mark Komonoski
Toll-Free 1.877.255.8483
Office Line 1.403.255.8483
Mobile 1.403.470.8384
Email:mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com
RENMARK FINANCIAL COMMUNICATIONS INC.
JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL.: 514 939-3989 OR 416 644-2020